Exhibit 10.1

Summary of Terms of Short-Term Incentive Compensation Program for Papa John’s International, Inc. (the “Company”)

Short-term incentive compensation. Our short-term incentive compensation plans are intended to drive short-term (typically one year) operating and financial results deemed crucial to our long-term success.  Awards under the management incentive plan and the domestic operations incentive plan are paid in cash based on the achievement of pre-determined performance metrics. The actual amounts of the awards are based on actual performance measured at the end of the fiscal year.  In 2006, the primary performance metrics of the management incentive plan were corporate operating income, comparable sales (average same-store, year-over-year sales), an industry standard used to measure company growth, and comparable domestic transactions.  The performance metrics for the domestic operations incentive plan were the same except earnings for the U.S. domestic business was used instead of corporate operating income.  If target performance were achieved for all metrics, the plans would fund an award pool in an amount designated by the Compensation Committee near the beginning of the incentive period.  If target performance exceeds all metrics, the plans could fund an award pool in excess of the pre-established target pool amount.  In 2006, there was no limit on the size of the award pool.  For 2006, these plans were uncapped, and achievement of performance levels in excess of target would have resulted in a greater award for each individual.  Eighty percent of the award pool is allocated to the participants based on individual pre-determined short-term incentive targets, and the remaining twenty percent of this award pool is allocated to the participants to reward relative individual performance.

For 2007, all plans other than the domestic operations profit sharing plan described below are capped at 200% of target prior to any consideration of comparable transactions and individual performance. In 2007, the primary performance metrics of the plans are the same as the performance metrics for 2006.  For 2007, payouts may be adjusted upward or downward based on a scale tied to comparable transactions.

Domestic operations profit sharing plan. The Senior Vice President, Domestic Operations is eligible to participate in the Company’s domestic operations profit sharing plan which yields 3.33% of all profits from domestic operations in excess of budget to plan participants. Under this plan, the Chief Executive Officer has the latitude to reduce this payment based on a review of the market conditions encountered and the resulting degree of difficulty associated with the achieved performance.